                                                              EXHIBIT 99.(12)(c)


                                                              July 29, 2002


Stein Roe Balanced Fund
Liberty-Stein Roe Funds Investment Trust
One Financial Center
Boston, Massachusetts  02111

Liberty Asset Allocation Fund
Liberty-Stein Roe Funds Investment Trust
One Financial Center
Boston, Massachusetts  02111

Ladies and Gentlemen:

         We have acted as counsel in connection with the Agreement and Plan of Reorganization made as of June 19, 2002 (the "Agreement"), by Liberty-Stein Roe Funds Investment Trust, a Massachusetts business trust (the "Trust"), on behalf of two of its series, Liberty Asset Allocation Fund (the "Acquiring Fund") and Stein Roe Balanced Fund (the "Target Fund"). The Agreement describes a proposed transaction (the "Transaction") to occur on November 4, 2002, or such other date as may be decided by the parties (the "Closing Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of certain stated liabilities of Target Fund, following which, Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. Capitalized terms not defined herein are defined in the Agreement.

         Target Fund is a series of Target Trust, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

         Acquiring Fund is a series of Acquiring Fund, which is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option. Acquiring Fund will elect to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

         It is expected that, shortly prior to the Transaction, Acquiring Fund will have acquired all of the assets and assume all of the stated liabilities of Galaxy Asset Allocation Fund (the "Continuing Business Fund"), a class of The Galaxy Fund, a Massachusetts business trust.

Stein Roe Balanced Fund                                           July 29, 2002
Liberty Asset Allocation Fund


         For purposes of this opinion, we have considered the Agreement, the Prospectus/Proxy Statement, the Registration Statement (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you provided us with letters dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above) (the "Representations").

         The facts you have represented as to in paragraph 5 of the letter from Acquiring Fund dated as of the date hereof support the conclusion that Acquiring Fund will continue the historic business of Continuing Business Fund and in so doing will continue the historic business of Target Fund as an open-end investment company that seeks to obtain both long-term capital growth and current income by investing its assets in common stocks and fixed-income securities. Specifically, on the relevant comparison dates (as defined in paragraph 5 of the letter from Acquiring Fund referenced above), the Target Fund and the Continuing Business Fund each had invested over half of its assets in common stocks, less than 1 percent of its assets in preferred stocks, and over 43 percent of its assets in fixed-income securities. In addition, the comparison demonstrated similarities within the equity portions of Target Fund's and Continuing Business Fund's portfolios (e.g., each invested primarily in the common stocks of U.S. companies) and within the fixed-income portions of Target Fund's and Continuing Business Fund's portfolios (e.g., of their assets invested in fixed-income securities, each invested approximately 40 percent in U.S. Government bonds and approximately 37 percent in corporate bonds).

         Based on the foregoing Representations and our review of the documents and items referred to above, and conditioned on (1) the Representations being true on the Closing Date and (2) the Transaction being consummated in accordance with the Agreement, we are of the opinion that, subject to the final two paragraphs hereof, for federal income tax purposes:

         (i) The Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code, and Acquiring Fund and Target Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

         (ii) Under Section 361 of the Code, no gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

         (iii) Under Section 354 of the Code, no gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund Shares for Acquiring Fund Shares;

         (iv) Under Section 358 of the Code, the aggregate basis of Acquiring Fund Shares that a Target Fund shareholder receives in connection with the Transaction will be the same as the aggregate basis of his or her Target Fund Shares exchanged therefor;

Stein Roe Balanced Fund                                           July 29, 2002
Liberty Asset Allocation Fund


         (v) Under Section 1223(1) of the Code, a Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund Shares exchanged therefor, provided that he or she held such Target Fund Shares as capital assets;

         (vi) Under Section 1032 of the Code, no gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

         (vii) Under Section 362(b) of the Code, the basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

         (viii) Under Section 1223(2) of the Code, the holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund; and

         (ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383, 384 of the Code and the Regulations thereunder.

         We note that prior to the Transaction, Target Fund will have received assets from a partnership in which it has invested substantially all of its assets, and through which it has historically conducted its business, in complete liquidation of its interest therein. That liquidation will result in Target Fund's tax basis in its interest in that partnership being substituted for the tax basis of the assets owned by the partnership at the time of the liquidation, allocated among those assets as provided in Section 732(c) of the Code. It is this basis that will "carry over" to Acquiring Fund as described in
(vii) above.

         In connection with this opinion we call your attention to Revenue Ruling 87-76, 1987-2 C.B. 84, published by the Internal Revenue Service ("IRS"). In that ruling, the IRS held that the so-called "continuity of business enterprise" requirement necessary to tax-free reorganization treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds by an investment company which invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe that the IRS's conclusion in this ruling is questionable, and that, even if the IRS's conclusion is correct, the facts of this Transaction are distinguishable from those in the published ruling.

         We believe that Acquiring Fund and Target Fund are both engaged in the same line of business, investing for the benefit of their respective stockholders in both common stocks and fixed-income securities to obtain long-term capital growth and current income. After the Transaction, Acquiring Fund will continue that business for the benefit of the stockholders of both the Target and Acquiring Funds. While Acquiring Fund will dispose of securities formerly held by Target Fund in order to conform with its criteria for the selection of securities, it will apply the same criteria to its own historic investments. All proceeds generated by all such

Stein Roe Balanced Fund                                           July 29, 2002
Liberty Asset Allocation Fund


dispositions will be reinvested in a manner fully consistent with the shared historic investment policies of both Funds. In these circumstances, we are of the opinion that Acquiring Fund will have continued the historic business of Target Fund - investing primarily in common stocks and fixed-income securities to achieve long-term capital growth and current income - and that the continuity of business enterprise doctrine should, as a result, be satisfied. Because Revenue Ruling 87-76 is the only published ruling dealing specifically with the application of the "continuity of business enterprise" requirement to a reorganization involving investment companies, however, our opinion cannot be free from doubt. No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.


                                                     Very truly yours,

                                                     /s/ Ropes & Gray

                                                     Ropes & Gray